UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2005

THE COAST DISTRIBUTION SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9511	94-2490990
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Woodview Avenue, Morgan Hill, California	95037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 782-6686

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On February 15, 2005, The Coast Distribution System, Inc. issued a press release announcing that its Board of Directors had initiated a dividend policy that calls for the payment of an expected total annual cash dividend of $0.16 per common share, payable in the amount of $0.04 per share per quarter. At the same time, the Board of Directors also declared the first of the quarterly cash dividends under this policy, of $0.04 per share, which will be paid on March 15, 2005 to stockholders of record on February 23, 2005. A copy of that press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The actual declaration of future cash dividends, and the establishment of dividend record and payment dates, is subject to final determination by the Board of Directors each quarter after its review of the Company’s financial performance and its available cash resources, its cash requirements and alternative uses of cash that the Board may conclude would represent an opportunity to generate a greater return on investment for the Company. Also, it could become necessary for Coast’s to obtain the consent of its lender under its secured bank loan agreement in order to pay cash dividends pursuant to its new dividend policy. For these reasons, as well as others, there can be no assurance that the Company’s future dividends will in fact be equal or similar to the amounts described in this Current Report or that this new dividend policy will not be changed by the Board of Directors in the future.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits. The following exhibit is being furnished pursuant to Item 2.02 above.

Exhibit No	Description
99.1	Press Release issued February 15, 2005 announcing the initiation of a cash dividend policy and the declaration of the first of the quarterly cash dividends under this policy, of $0.04 per share.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COAST DISTRIBUTION SYSTEM, INC.

Date: February 16, 2005	By:	/s/ SANDRA A. KNELL
Sandra A. Knell, Executive Vice President and Chief Financial Officer

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INDEX TO EXHIBITS

Exhibit No	Description
99.1	Press Release issued February 15, 2005 announcing the initiation of a cash dividend policy and the declaration of the first of the quarterly cash dividends under this policy, of $0.04 per share.

E-1